FUND/SERV & NETWORKING AGREEMENT

This Fund/SERV & Networking Agreement, effective as of 5/3/13 , is entered into by and between The Merger Fund VL (the “Mutual Fund Agent”) and The Guardian Insurance & Annuity Company, Inc. (the “Broker/Agent”).

As used in this agreement (“Agreement”), the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

“Mutual Funds” or “Mutual Fund” shall mean the investment companies comprising the                            Funds, including each separate investment portfolio, whether existing at the date of this Agreement or established subsequent thereto, and the Mutual Funds are, or are series of companies that are, registered under the Investment Company Act of 1940, as amended, as open-end management investment companies and currently offer for public sale shares of common stock.

“Clients” shall mean those clients of the Broker/Agent who maintain interests in accounts with the Mutual Funds from time to time.

Mutual Fund Agent is the principal underwriter or distributor for the Mutual Funds.

I. COVENANTS, REPRESENTATIONS AND WARRANTIES

I. The Broker/Agent covenants, represents and warrants that, at all times during the term of this Agreement, it will possess the authority to act on behalf of Clients, that it will be duly registered with all governmental and self-regulatory organizations with which it is required to register in connection with its activities hereunder, that it will be a member of the National Securities Clearing Corporation (the “NSCC”) and that it will be eligible to participate in the NSCC’s Fund/SERV system. The Broker/Agent further represents and warrants that it is a service provider to one or more defined contribution retirement or benefit plans and is not a Trust Company. The Broker/Agent’s performance of its duties hereunder will not result in its being required to register as a broker-dealer under the 1934 Act.

2. The Mutual Fund Agent represents and warrants that, at all times during the term of this Agreement, it will be a member of the NSCC and it will be eligible to participate in the NSCC’s Fund/SERV system.

3. Each of the Mutual Fund Agent and the Broker/Agent agrees to give notice to the other as soon as reasonably practicable in the event it is no longer able to make the applicable representations and warranties contained in this section.

4. Broker/Agent has executed a form of distributor’s, selling dealer, bank/trust company agency, sub-transfer agency, service and/or operating agreement (‘“Service Agreement”) with Mutual Fund Agent for the purchase, redemption or exchange of the Fund’s shares on behalf of Clients of the Broker/Agent. The Service Agreement shall govern such transactions to the extent not superseded by this Agreement.

II. OBLIGATIONS OF THE MUTUAL FUND AGENT

l. Transactions Subject to Fund/SERV. On each business day that the New York Stock Exchange is open for business on which the Mutual Funds determine their per share net asset values (“Business Day”), the Mutual Fund Agent shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from the Broker/Agent electronically through Fund/SERV (“Instructions”) without supporting documentation from the Client. On each Business Day, the Mutual Fund Agent shall accept for processing any Instructions from the Broker/Agent and shall process such Instructions in a timely manner.

2. Performance of Duties. The Mutual Fund Agent shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Mutual Fund Agent shall conduct each of the foregoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; (b) the then current prospectuses and statements of additional information of the Mutual Funds; and (c) any provision relating to Fund/SERV in any agreement between the Mutual Fund Agent and the Broker/Agent that would affect the Mutual Fund Agent’s duties and obligations pursuant to this Agreement. In the event the provisions of this Agreement or the procedures established by the NSCC conflict with the terms of the prospectus for any Mutual Fund, the terms of such prospectus shall control.

3. Accuracy of Information, Transmissions Through, and Access to Fund/SERV. The Mutual Fund Agent shall use its best efforts to ensure that confirmed trades and any other information it provides to the Broker/Agent through Fund/SERV and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the NSCC.

Ill. OBLIGATIONS OF THE BROKER/AGENT

l. Performance of Duties. The Broker/Agent shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Broker/Agent shall conduct each of the forgoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; and (b) the then current prospectuses and statements of additional information of the Mutual Funds; and (c) any provision relating to Fund/SERV in any agreement between the Broker/Agent and the Mutual Fund Agent that would affect the Broker/Agent’s duties and obligations pursuant to this Agreement.

2. Accuracy of Information. Transmissions Through, and Access to Fund/SERV. The Broker/Agent shall use its best efforts to ensure that trade, registration, and information it provides to the Mutual Fund Agent through Fund/SERV and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the NSCC. The Broker/Agent shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Broker/Agent. All instructions by the Broker/Agent regarding each Fund/SERV account shall have been duly authorized by Clients. In the event that Fund/SERV is unavailable for use by the Broker/Agent and/or the Mutual Fund Agent for reasons beyond the reasonable control of either party, the Broker/Agent and the Mutual Fund Agent shall cooperate to effect any transactions on a mutually agreed upon manual basis.

3. Times for Instructions. The Broker/Agent agrees to the procedures set forth on Schedule A hereto.

4. Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing a Client account with the Mutual Fund Agent, the Broker/Agent shall provide the Mutual Funds and the Mutual Fund Agent with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) that the Broker/Agent hereby certifies is and shall remain true and correct. The Broker/Agent shall maintain documents required by the Mutual Funds or by applicable law.

5. Shareholder Reports and Other Documents; Solicitation of Proxies. The Broker/Agent shall timely deliver to each Client all prospectuses, statements of additional information, reports and other documents provided to it by the Mutual Funds or the Mutual Fund Agent as required by applicable law and the Broker/Agent’s agreements with Clients, provided that the Broker/Agent has timely received copies of such reports and/or documents. The Mutual Fund Agent and the Broker/Agent shall cooperate with each other in the solicitation of proxies on behalf of the Mutual Funds, where applicable law or the Broker/Agent’s agreements with Clients require such solicitation.

6. Trade Confirmation. Any information provided by the Mutual Fund Agent to the Broker/Agent electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by Rule I Ob- IO under the Securities Exchange Act of I 934. The Mutual Fund Agent has the informed consent of the Broker/Agent to suppress the delivery of this information using paper-media. The Broker/Agent will promptly verify the accuracy of confirmations of transactions and records received by the Mutual Fund Agent through Fund/SERV.

IV. INDEMNIFICATION

I. Mutual Fund Agent. The Mutual Fund Agent shall be responsible for and shall indemnify and hold harmless the Broker/Agent, and each of the Broker/Agent’s divisions, subsidiaries, directors, officers. agents, employees and assigns of each of the foregoing (collectively, “Indemnified Broker/Agent Parties”), against and from any and all direct or indirect liabilities, losses, claims or expenses to which any of them may be or become subject as a result of or arising out of; (a) any negligent or willful act or omission by the Mutual Funds or its Agents relating to Fund/SERV; or (b) any breach by the Mutual Fund Agent or its agents of this Agreement. The Mutual Fund Agent represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond, insurance or otherwise, to meet all of its indemnification obligations arising under this Agreement.

2. Broker/Agent. The Broker/Agent shall indemnify and hold harmless the Mutual Funds, the Mutual Funds’ custodian, the Mutual Funds’ underwriter, the Mutual Funds’ investment adviser, the Mutual Fund Agent, the Mutual Funds’ transfer agent, and each of their affiliated companies, and all of the divisions, subsidiaries. directors, trustees, officers, agents, employees and assigns of each of the foregoing (collectively, “Indemnified Mutual Fund Parties”), against and from any and all direct and indirect liabilities, losses, claims or expenses to which any of them by be or become subject as a result of or arising out of: (a) any negligent or willful act or omission by the Broker/Agent, the Trust’s correspondents, or their agents relating to Fund/SERV; or (b) any breach by the Broker/Agent or its agents of this Agreement, including, without limitation, failure to notify the Mutual Fund Agent as provided on Schedule A to this Agreement. The Broker/Agent represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond, insurance or otherwise, to meet all of its indemnification obligations arising under this Agreement.

3. Errors or Delays.    Notwithstanding any other provision of this Agreement, in the event of any error or delay with respect to information regarding the purchase, redemption, transfer or registration of Mutual Fund shares (including transactions on an as-of-basis, which must be authorized and approved by the Mutual Funds and/or the Mutual Fund Agent), the parties agree that each is obligated to make Clients and the Mutual Funds, respectively, whole for any error or delay that it causes or that have been caused in connection with any transaction or trade that it has transmitted or submitted, subject in each case to the relevant Mutual Fund’s policies on materiality of pricing errors, if applicable. In addition, each party agrees that neither will receive compensation from the other for the costs of any reprocessing necessary as a result of any such error or delay. Each party agrees to provide the other with prompt notice of any errors or delays of the type referred to in this Section.

4. Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified hereto with respect to which such Party (“Indemnified Party”) may make a claim against any other Party hereto (“Indemnifying Party”) pursuant to this Section IV, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Omission to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability, which it may have to the Indemnified Party except, in each case, to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand. The Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The provisions of this Section IV shall survive the termination of this Agreement as to acts, omissions or breaches occurring prior to such termination and actions, claims, suits, complaints, proceedings, or investigations resulting from or arising out of such acts, omission or breaches.

V. NETWORKING

This Section V shall apply only between parties using the NSCC’s NETWORKING service (“NETWORKING”) with each other from time to time.

1. Eligibility. Each party represents to the other that it has executed and filed with the NSCC, and has not terminated, the standard NETWORKJNG Agreement (the “NETWORKING Agreement”) and that it is eligible to use the NSCC’s NETWORKING service. Each party agrees to participate in NETWORKJNG with the other under the terms of the NETWORKING Agreement and in accordance with the rules, standards and procedures of the NSCC as in effect from time to time.

2. Matrix Level. The parties hereto agree that their responsibilities with respect to accounts maintained through NETWORKING shall be allocated in accordance with the Matrix Level designated by the Broker/Agent from time to time, as summarized in Schedule B hereto; provided that a Trust Company must use Level 0.

3. Incorporation by Reference. The terms of the NETWORKING Agreement, as supplemented by this Section V, shall be incorporated by reference herein. The term “Mutual Fund Agent” has the meaning assigned thereto in the NETWORKJNG Agreement; the term “Finn” as used in the NETWORKJNG Agreement shall be deemed to refer to the Broker/Agent. The provisions of Article III of the NETWORKING Agreement as incorporated by reference herein shall survive termination of this Agreement as to acts or omissions occurring prior to such termination and actions, claims, suits, complaints, proceedings, or investigations resulting from or arising out of such acts or omissions.

VI. MISCELLANEOUS

1. Fees. The Mutual Fund Agent and the Broker/Agent shall be responsible for the payment of their respective fees and expenses due to the NSCC including, without limitation, Fund/SERV membership, transaction fees and any fees related to NETWORKING. Neither party shall have any obligation to any other party (including the NSCC) for the fees, expenses, or charges of the other party which arise out of, or relate to, this Agreement, Fund/SERV or NETWORKJNG.

2. Termination; Amendment; Assignment. A party may terminate this Agreement upon sixty (60) days’ prior written notice to the other party. This Agreement may be amended at any time only by written agreement of both parties; provided that the schedules hereto may be amended by the Mutual Fund Agent by written notice to the Broker/Agent of such amendment in the event the procedures of the NSCC or the Mutual Funds’ transfer agent are changed. Neither the Mutual Fund Agent nor the Broker/Agent may assign this Agreement without the prior written consent of the other party, and any attempted assignment without such consent shall be null and void. The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

3. Conflicting Agreements. In the event any prov1s10n of any other agreement or understanding between the Mutual Fund Agent and the Broker/Agent relating to Fund/SERV or, if applicable, NETWORKING, is inconsistent with any provision of this Agreement, this Agreement shall prevail with respect to matters relating to Fund/SERV and, if applicable, NETWORKING. Nothing contained in this Agreement, however, shall be construed to limit or restrict either party’s compliance with any law, regulation or order to which the party is subject.

4. Choice of Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York (without reference to conflicts of laws principles).

5. Notice. Any notice required or permitted hereunder shall be in writing and shall be given by personal service, mail or facsimile (subject in each case to oral confirmation of receipt) to the other party at the address set forth on the signature page hereof (or such other address as the Mutual Fund Agent or the Broker/Agent may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile (subject in each case to oral confirmation), whichever occurs first.

6. No Agency. Except as specifically provided in this Agreement, neither party shall be authorized to act for or represent the other or in any way be deemed to be an agent or partner of the other.

7. Force Majeure. Notwithstanding anything to the contrary contained herein or in the NETWORKING Agreement, if applicable, no party shall have liability to the other party for any losses, damages, injuries, claims, cost or expenses arising as a result of a delay, omission, or error in the transmissions of orders, Mutual Funds to be provided, or information to be provided hereunder or under the NETWORKING Agreement, if applicable, due to strikes, fires, floods, earthquakes, inclement weather, interruption of utility services or any other similar acts beyond the party’s reasonable control; provided the party has exercised such reasonable diligence as the circumstances require.

8. Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

9. NSCC Provisions. NSCC rules and procedures relating to Fund/SERV and Networking shall apply to the relationship between and the respective obligations of the Fund Agent and Counterparty in connection with Fund/SERV and Networking and shall govern any matter in which any provision contained in this Agreement conflicts with any such NSCC rule or procedure.

10. Proprietary Information. Each party hereto acknowledges that the identities of the other party’s customers, customer addresses and other customer information maintained by the other party constitute the valuable property of such other party. Neither party shall be required to furnish or otherwise disclose any such customer information to the other party under this Agreement; provided, however, if one party receives any of the other party’s customer information in the course of performance of this Agreement, then such party and such party’s affiliates, agents, and control persons shall not disclose such customer information to any third party or use such customer information without the prior written approval of the other party or except as otherwise required by law or judicial process. Each party acknowledges that any breach of this paragraph IO as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. This paragraph IO shall survive any termination of this Agreement.

I I. Headings; Entire Agreement. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, including Schedules A and B and any document explicitly incorporated herein by reference between the Fund Agent and the Counterparty, shall contain the entire understanding of the parties with respect to Fund/SERV and Networking and shall supersede any other previous agreement or understanding of the parties relating thereto.

IN WITNESS WHEREOF, the Mutual Fund Agent and the Broker/Agent have caused this Agreement to be executed as of the date first above written.

As Mutual Fund Agent:	As Broker/Agent:

By:	By:
Name:	Name:
Title:	Title:

Address for Notice:	Address for Notice:
Phone:	Phone:
Fax:	Fax:
Attn:	Attn:

SCHEDULE A

TIMES FOR INSTRUCTIONS

The Broker/Agent shall use its best efforts to execute all Instructions through Fund/SERV by 5:30 P.M., Eastern time on the Business Day that is indicated as the trade date for such Instructions (“T”), or, if the Broker/Agent is using the Defined Contribution Clearing Service of the NSCC (“DCCS”) and uses the settlement override indicator, 6:00 A.M. on the Business Day after T (‘T+1”). If the Broker/Agent fails to execute Instructions through Fund/SERV by 12:00 A.M., Eastern time, on T+1, or, if the Broker/Agent is using DCCS and uses the settlement override indicator, by 6:00 A.M. on T+1, it shall notify the Mutual Fund Agent by 8:30 A.M., Eastern time on T+1 of such failure. The Broker/Agent certifies that all Instructions transmitted to the Mutual Fund Agent shall be based on orders received by the Broker/Agent from Clients by the close of regular trading (currently 4:00 P.M., New York time) on the New York Stock Exchange (the “Close of Trading”) on T. The Broker/Agent will be deemed to be the agent of the Mutual Fund Agent for the sole purpose of receiving orders from Clients prior to the Close of Trading on T (and for no other purpose) and, provided that the Broker/Agent complies with the terms and conditions of this Agreement, such orders will be deemed received by the Mutual Fund Agent on T.

SCHEDULEB

NETWORKING MATRIX LEVELS

Elements	Level
Reporting Responsibilities		2	3	4	0
Trade Confirmations	B	B	B	M	T
Statements	B	B	B	M	T
Tax Reporting	M	M	B	M	T

Shareholder Privileges

Direct Purchases	y	y	N	y	y
Direct Purchases	N	y	N	y	y
Direct Exchange	y	y	N	y	y
Systematic withdrawal plans & pre-authorized check-writing	y	y	N	y	N
Payee Changes	N	y	N	y	N

Legend: B = Broker/Agent; M = Mutual Fund Agent; T = Trust; N = No; Y = Yes

Level 0: Indicates either a non-networked account, or a trust account when a trust company and a broker/financial institution share an account. This dual account allows both parties to share information with the trust maintaining fiduciary responsibility for the account.

Level I: The financial institution handles all communications with the customer, with the exception of tax reporting, which is handled by the investment company. Clients have limited direct shareholder privileges.

Level 2: The financial institution handles all client communications, with the, exception of tax reporting, which is handled by the investment company. Clients have full shareholder privileges directly with the investment company.

Level 3: Financial institutions handle all communications with the client. Customers have no privileges directly with the investment company.

Level 4: The investment company handles all client communications. Clients have full shareholder privileges directly with the investment company, or can do direct transactions through the broker. The financial institution is informed by the investment company of all customer account record changes.

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

The Guardian Insurance & Annuity Company, Inc. (the “Company”), The Merger Fund VL (the “Fund”), and Westchester Capital Management, LLC (the “Advisor”), entered into a certain participation agreement dated May 3, 2013 (the “Participation Agreement”), as may be amended. This Amendment (the “Amendment”) to the Participation Agreement is entered into as of January 18, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Advisor (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Participation Agreement (defined above).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

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WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Advisor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a). Fund Documents. The Fund is responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b). Deadline for Providing, and Currentness of, Fund Documents.

(i). The Fund shall provide or make available the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii).    The Fund shall provide or make available the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 7 business days before the date each time that the Shareholder Reports and Portfolio Holdings are required to be posted by Rule 30e-3.

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(c). Format of Fund Documents.    The Fund shall provide or make available the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d). Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund fulfill their obligations under this Amendment.

(e). Use of Summary Prospectuses.

(i). The Company shall ensure that an Initial Summary Prospectus is in use for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii). The Fund shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(iii). Notwithstanding the above, the Company is not required to file an Initial Summary Prospectus, Update Summary Prospectus or Notice Document and has up to May 1, 2022 to be in full compliance with Rule 498A.

(f). Website Hosting and Notice Fee (Expense Allocation).

The Fund shall bear their proportional cost of (i) posting and maintaining the Fund Documents on the website hosted by the Company and (ii) preparing and mailing notices as required by paragraph (c) of Rule 30e-3 of the availability of certain Fund Documents to Contract Owners. The Fund’s proportional cost is equal to the quotient of (a) divided by (b) multiplied by (c) where (a) is the total hosting and mailing expenses incurred by Company for all funds offered in its Accounts, (b) is the total number of funds available across the Company’s Accounts and (c) is the number of funds available across the Company’s Accounts that are part of the Fund’s family. The Fund shall pay the Website Hosting and Notice Fee to the Company within 15 business days after the end of the calendar quarter. From time to time, the Parties shall review the Website Hosting and Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs of posting and maintaining the Fund’s Required Materials on the website hosted by the Company and preparing and mailing notices of the availability of the Fund’s Reports to Contract Owners. The Parties agree to negotiate in good faith any change to the Website Hosting and Notice Fee proposed by a Party in good faith.

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2.

Content of Fund Documents. The Fund shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a). Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Fund shall:

(a). At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 7 business days after the request from the Company is received by the Fund.

(b). Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c). The Fund shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting and Notice Fee specified above.

4.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

(a). the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6) ; and

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(b). the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4,and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c). the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b). To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a). termination of the Participation Agreement; or

(b). 60 days written notice from any Party to the other Parties.

7.

Indemnification. The Fund specifically agrees to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Fund to provide the Fund Documents in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

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8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Fund and Advisor under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC., on behalf of itself and each Separate Account

By:	/s/ N. Ethirveerasingam
Print Name:	N. Ethirveerasingam
Title:	2nd Vice President

The Fund:

The Merger Fund VL

By:	/s/ Bruce Rubin
Print Name:	Bruce Rubin
Title:	CCO

The Advisor:

Westchester Capital Management, LLC

By:	/s/Bruce Rubin
Print Name:	Bruce Rubin
Title:	COO/CCO

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